Exhibit 99.2

FOR IMMEDIATE RELEASE

SM ENERGY COMPANY ANNOUNCES
CASH TENDER OFFER FOR ANY AND ALL OF ITS 6.625% SENIOR NOTES DUE 2019 AND RELATED SOLICITATION OF CONSENTS

DENVER, CO — May 7, 2015 — SM Energy Company (NYSE: SM) today announced that it has commenced a cash tender offer for any and all of the $350,000,000 in aggregate principal amount outstanding of its 6.625% Senior Notes due 2019 (CUSIP: 78454LAB6, the “Notes”) and a related solicitation of consents (together, the “Offer”) to certain proposed amendments to the indenture governing the Notes (the “Consents”).

The Offer will expire at 11:59 P.M., New York City time, on June 4, 2015, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders who validly tender their Notes and provide their Consents prior to 5:00 p.m., New York City time, on May 20, 2015, unless such date is extended or earlier terminated (the “Consent Payment Deadline”), will be entitled to receive the total consideration of $1,036.88, payable in cash for each $1,000 principal amount of Notes accepted for payment, which includes a consent payment of $30.00 per $1,000 principal amount of Notes accepted for payment. The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Payment Deadline and accepted for purchase could receive payment as early as May 21, 2015 (the “Initial Payment Date”). Holders who validly tender their Notes after the Consent Payment Deadline, but on or prior to the Expiration Date, will receive $1,006.38 for each $1,000 principal amount of Notes accepted for purchase, which amount is equal to the total consideration less the consent payment. Accrued and unpaid interest, up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted Notes. The settlement date with respect to all Notes not settled at the Initial Payment Date is expected to be June 5, 2015, or promptly thereafter.

Holders tendering their Notes will be deemed to have delivered their Consent to certain proposed amendments to the indenture governing the Notes, which will eliminate certain covenants with respect to the Notes and certain events of default and amend certain other provisions with respect to the Notes. Following receipt of Consents of at least a majority in aggregate principal amount of the outstanding Notes, SM Energy will execute a supplemental indenture effecting the proposed amendments.

The closing of the Offer will be subject to a number conditions that are set forth in the Offer to Purchase and Consent Solicitation Statement dated May 7, 2015 (the “Offer to Purchase”), including, (i) the receipt of the required Consents to amend and supplement the indenture governing the Notes and the execution by the applicable parties of the supplemental indenture effecting such amendments and (ii) the successful completion by SM Energy of a new senior debt offering. Notes validly tendered and Consents validly delivered may not be withdrawn after 5:00 p.m., New York City time, on May 20, 2015, except as may be required by law.

The terms and conditions of the Offer, including SM Energy’s obligation to accept the Notes tendered and pay the purchase price therefor, are set forth in the Offer to Purchase. SM Energy may amend, extend or, subject to certain conditions, terminate the Offer.

In connection with the Offer, SM Energy has retained Wells Fargo Securities, LLC as the dealer manager. Questions regarding the Offer may be directed to Wells Fargo Securities, LLC, at (866) 309-6316 (toll-free) and (704) 410-4760 (collect). Copies of the Offer to Purchase can be obtained from the Information Agent, D.F. King & Co., Inc. at (866) 745-0269 (toll-free) and (212) 269-5550 (collect) or by e-mail at sm@dfking.com. For questions concerning delivery by means of the Automated Tender Offer Program, please contact D.F. King & Co., Inc., the Tender Agent for the Offer, at (866) 745-0269 (toll-free) and (212) 269-5550 (collect) or at sm@dfking.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY CONTACTS:

MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
James Edwards, ir@sm-energy.com, 303-837-2444
Brent Collins, ir@sm-energy.com, 303-863-4326